EXHIBIT 99.1

Harsco Reports 44 Percent Increase in Second Quarter EPS; Company Sees Growth Continuing in Second Half, Raises Full-Year Outlook

 * Second quarter sales up 24% to a record $946 million
 * Second quarter diluted EPS from continuing operations up 44% to a record $0.91
 * Including discontinued operations, second quarter diluted EPS up
   53% to a record $0.98
 * Performance led by strong operating results from the Access
   Services and Minerals & Rail Technologies Groups
 * Company raises full-year 2007 EPS guidance from continuing operations from a range of $2.69 to $2.74 to a new range of $2.90 to $2.95

HARRISBURG, Pa., July 26, 2007 (PRIME NEWSWIRE) -- Worldwide industrial services company Harsco Corporation (NYSE:HSC) today reported record second quarter 2007 results from continuing operations.

Second quarter 2007 diluted EPS from continuing operations was a record $0.91, up 44 percent from $0.63 in the second quarter of 2006. Note that all per share and share amounts in this release reflect the 2-for-1 stock split effective March 27, 2007. Income from continuing operations was a record $77.0 million, compared with $53.2 million last year, an increase of 45 percent. Overall operating margins improved by 180 basis points to 14.4 percent from 12.6 percent in last year's comparable period. Second quarter sales totaled a record $946 million, up 24 percent from sales of $766 million in the same period last year. Foreign currency translation increased second quarter sales by $35 million and pre-tax operating income by $4.7 million.

For the first six months of 2007, sales, income from continuing operations, and diluted earnings per share were all records. Income from continuing operations was $122.5 million, or $1.45 per diluted share, compared with income from continuing operations of $85.8 million, or $1.02 per diluted share in the first six months of 2006, an increase in income of 43 percent and diluted EPS of 42 percent. Sales for the first six months of 2007 were $1.79 billion, an increase of 23 percent from $1.45 billion in the same period a year ago. Foreign currency translation increased first half sales by $72 million, and contributed $7.4 million to pre-tax operating income.

Commenting on the Company's results, Harsco Chairman and Chief Executive Officer Derek C. Hathaway said, "The diversification of the operating and geographic balance of the Company stood us in good stead for the quarter. The growing strength of our Access Services Segment and the strong contributions of our recent Excell Minerals acquisition and the overall Minerals & Rail Technologies Group were very encouraging.

"The evolving balance in the Company's portfolio of businesses is evident in the results for the second quarter. Income contribution from the Access Services Segment and Minerals & Rail Technologies Group was virtually equal and both exceeded that of the Mill Services Segment. The strategic thrust of the Company over the past several years has resulted in significant operating balance and speaks well for Harsco's future growth and stockholder value creation.

"It is our intention to further build on the successes of the first half of 2007 in the third and fourth quarters and beyond. We continue to carefully allocate our substantial operating cash flows to the best return-on-capital projects for our stockholders. We foresee sizable organic growth opportunities in all of our business groups and we will further pursue a prudent and disciplined value-adding bolt-on acquisition strategy. We will also continue to seek further global opportunities for growth to maintain the geographic balance that in recent years has provided us with significant operating success."

Outlook

Commenting on the Company's outlook, Harsco President, Chief Financial Officer and Treasurer Salvatore D. Fazzolari said, "Our positive outlook for the second half of 2007 is underpinned by continued strength in the majority of our end-markets and positive global economic conditions. Our performance should again be led by our Access Services business. Also, Excell Minerals should continue to be accretive to earnings, but at a somewhat reduced rate from the exceptional second quarter performance. The other businesses in the Minerals & Rail Technologies Group are expected to out-perform last year's second half. We also expect our Mill Services segment to show gradual year-over-year improvement in the second half of 2007.

As such, we are raising our full year 2007 guidance for EPS from continuing operations to a range of $2.90 to $2.95, from the previous range of $2.69 to $2.74 per diluted share. Using the mid-point of the updated guidance, this reflects an increase of approximately 32 percent over 2006's diluted EPS from continuing operations of $2.21.

For the third quarter of 2007, we are forecasting earnings from continuing operations in the range of $0.78 to $0.80 per diluted share, a 22 to 25 percent increase over the $0.64 in the third quarter of 2006."

Second Quarter Business Review

Access Services

Second quarter 2007 sales increased 34 percent to $361 million from $270 million last year. Organic sales growth contributed $54 million, or approximately 20 percent; acquisitions contributed $23 million, or 9 percent; and positive foreign currency translation contributed $14 million, or approximately 5 percent. Operating income increased by 35 percent to $49.3 million in the second quarter, up from $36.7 million in the comparable period last year. Positive foreign currency translation increased operating income by approximately $1.8 million in this year's second quarter. Operating margins increased by 10 basis points to 13.7 percent from 13.6 percent in the second quarter of last year.

Improved performance in the quarter was the result of continued strong end-market conditions in the global non-residential and infrastructure build markets. Particularly strong results were seen in the U.S., Poland, the Middle East, Holland, the U.K. and Southern Europe. Also contributing to the strong quarter was the Company's further investment in access services rental equipment, and continued high utilization rates.

The market outlook for the Access Services Segment is expected to remain positive for 2007 and beyond. Continuing strong global end-market demand, market share gains, increased capital expenditures for rental equipment and potential further geographic expansion reinforce the positive long-term outlook for this business.

Mill Services

Sales in the second quarter of 2007 increased by approximately 11 percent to $381 million from $344 million in last year's comparable quarter. Organic sales growth contributed $8 million, or approximately 2 percent; acquisitions contributed $9 million, or approximately 3 percent; and positive foreign currency translation contributed $20 million, or approximately 6 percent. Second quarter operating income decreased by $1.9 million, or by approximately 5 percent. Foreign currency translation contributed $2.3 million to operating income in the quarter. Operating margins decreased by approximately 160 basis points to 9.6 percent from 11.2 percent in the second quarter of 2006. Sequentially, operating margins in 2007's second quarter improved by some 60 basis points over this year's first quarter.

Second quarter performance was negatively impacted by a number of factors, including lower steel production in North America, which continues to be down year-over-year. Higher maintenance and other customer related costs also had a negative impact on results in the quarter. Poor weather in the U.K. caused severe flooding at a number of large mills serviced by the Company, causing them to lower production during the quarter. Further, the quarter included higher administrative costs due to enterprise-wide optimization initiatives for upgrading technology, personnel and facilities to better position the business for future growth.

The Company expects a gradual improvement in year-over-year performance from the Mill Services Segment in the second half of 2007. Excluding China, growth in global steel production is decelerating somewhat as steel mills adjust for currently higher inventory levels. This could have a positive influence on production in the latter part of 2007 and early 2008. In addition, new contract signings and start-ups are expected to have a positive impact on results in the second half of the year, as are the Company's business optimization initiatives.

Minerals & Rail Technologies, Services and Products ("All Other")

Sales of $204 million in the second quarter of 2007 were 34 percent higher than the $152 million in the same period last year. Organic sales growth contributed $10 million, or approximately 7 percent; the February 1, 2007 acquisition of Excell Minerals contributed $40 million, or approximately 26 percent; and positive foreign currency translation contributed approximately $2 million, or 1 percent. Operating income increased by 130 percent to $50.5 million, from $22.0 million in the second quarter of last year. Positive foreign currency translation increased operating income by approximately $0.5 million in the quarter. Operating margins were 24.7 percent, more than 10 percentage points higher than last year's second quarter's 14.5 percent. Included in this year's second quarter results was a $3.2 million pre-tax gain from the sale of property no longer required in the business. Without this gain, 2007 second quarter operating income would have been up by 115 percent and operating margins of 23.1 percent would have been some 860 basis points higher than last year.

The strong second quarter performance was led by a significant contribution by Excell Minerals and Harsco Track Technologies. Excell posted record volumes due to strong customer demand for its high-value recycled materials and favorable pricing of certain metals due to positive market conditions. Excell's major metals processing facilities operated at maximum capacity for the entire quarter, greatly enhancing operating leverage and margins. Harsco Track Technologies had higher year-over-year sales, operating income and margins in the second quarter of 2007. Additionally, three of the four remaining divisions within this group also reported higher operating earnings in the quarter and made a significant contribution to the record quarterly results.

The outlook for the Minerals & Rail Technologies, Services and Products Group remains positive. Second half performance is again expected to continue to be led by Excell Minerals and Harsco Track Technologies. While Excell is not expected to operate at the full capacity levels it did in the second quarter, and metal prices are not expected to remain at the high levels seen in the quarter, Excell is expected to be a positive contributor to third quarter and second half growth for this Group. Likewise, Harsco Track Technologies should continue to see improved year-over-year operating performance in 2007's remaining quarters. New contract bidding activity for both Excell and Harsco Track Technologies remains high, which adds confidence to the longer-term outlook as well. The remaining businesses within this group are also expected to continue to operate at their current high levels of operating efficiency.

Discontinued Operations

As previously reported, progress continues in the Company's efforts to divest its Gas Technologies business group. As such, results for Gas Technologies have been reclassified as discontinued operations.

Income from discontinued operations for the second quarter was $6.0 million after-tax, or $0.07 per share, compared with $0.7 million after-tax or $0.01 per share in 2006.

For the first six months of 2007, income from discontinued operations was $8.2 million after-tax, or $0.10 per share, compared with $2.3 million after-tax, or $0.03 per share in 2006. First half 2007 results included a pre-tax pension curtailment expense of $1.5 million.

Liquidity, Capital Resources and Other Matters

Net cash provided by operating activities for the second quarter of 2007 was a record $155 million, a 35 percent increase over the $114 million for the comparable period of last year. Net cash used by investing activities was $128 million, a 30 percent increase over the $98 million last year. The increased use of cash was due primarily to higher capital expenditures for organic growth, capital initiatives to improve operational efficiencies, and expenditures for a business acquired in the second quarter of 2007. Net cash provided by operating activities for the first six months of 2007 was a record $197 million, compared with $184 million in 2006, an increase of 7 percent.

During the first six months of 2007, the Company's total debt increased by $257 million to $1.3 billion as of June 30, 2007. The increase in debt was principally due to the acquisition of Excell Minerals on February 1, 2007, other smaller acquisitions, and higher growth-related capital expenditures. The debt-to-capital ratio decreased 220 basis points to 50.4 percent at the end of the second quarter of 2007, down from 52.6 percent at the end of the first quarter. The debt-to-capital ratio was 48.1 percent at December 31, 2006.

Consistent with the quarterly results, meaningful improvement in Economic Value Added (EVA(r)) continued to be achieved in the second quarter and first half of 2007.

Forward Looking Statements

The nature of the Company's business and the many countries in which it operates subject it to changing economic, competitive, regulatory, and technological conditions, risks, and uncertainties. In accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company provides the following cautionary remarks regarding important factors which, among others, could cause future results to differ materially from the forward-looking statements, expectations and assumptions expressed or implied herein. Forward-looking statements include information about management's confidence and strategies for performance; expectations for new and existing products, technologies, and opportunities; and expectations regarding growth, sales, cash flows, earnings, and EVA. These statements are identified by the use of such terms as "may," "could," "expect," "anticipate," "intend," "believe," or other comparable terms.

Risk factors and uncertainties which could affect results include, but are not limited to: (1) changes in the worldwide business environment in which the Company operates, including general economic conditions; (2) changes in currency exchange rates, certain commodity prices and costs, interest rates and capital costs; (3) changes in the performance of stock and bond markets, particularly in the United States and United Kingdom; (4) changes in governmental laws and regulations, including environmental, taxes and import tariff standards; (5) market and competitive changes, including pricing pressures, market demand and acceptance for new products, services, and technologies; (6) unforeseen business disruptions in one or more of the over 40 countries in which the Company operates due to political instability, civil disobedience, armed hostilities or other calamities; (7) the seasonal nature of the Company's business; (8) the successful integration of the Company's strategic acquisitions; and (9) other risk factors listed from time to time in the Company's SEC reports. The Company cautions that these factors may not be exhaustive and that many of these factors are beyond the Company's ability to control or predict. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results. The Company undertakes no duty to update forward-looking statements.

Conference Call

As previously announced, the Company will hold a conference call today at 2:00 p.m. Eastern Time (ET) to discuss its results and respond to questions from the investment community. The conference call will be broadcast live through the Harsco Corporation website at www.harsco.com. The call can also be accessed by telephone by dialing (800) 611-4920, or (706) 634-5923 from outside the United States and Canada. Enter Conference ID number 4171803. Listeners are advised to dial in at least five minutes prior to the call. Replays will be available via the Harsco website, or by telephone beginning approximately 5:00 pm ET today. The telephone replay dial-in number is (800) 642-1687, or (706) 645-9291 from outside the United States and Canada. Enter Conference ID number 4171803.

About Harsco

Harsco Corporation is one of the world's leading diversified industrial services companies, serving major customers in the global non-residential construction, steel and metals, energy and railway industries. The Company posted 2006 revenues of $3.4 billion and employs approximately 21,500 people worldwide. Harsco's common stock is a component of the S&P MidCap 400 Index and the Russell 1000 Index. Additional information can be found at www.harsco.com.

The Harsco Corporation logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=361

 HARSCO CORPORATION
 CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

 (In thousands,       Three Months Ended       Six Months Ended
  except per share         June 30                 June 30
  amounts)              2007     2006(a)      2007        2006(a)
 ---------------------------------------------------------------------
 Revenues from
  continuing
  operations:
  Service revenues   $810,429  $636,393   $1,533,244    $1,209,024
  Product revenues    135,720   129,629      252,931       239,063
 --------------------------------------------------------------------
   Total revenues     946,149   766,022    1,786,175     1,448,087
 --------------------------------------------------------------------

 Costs and expenses
  from continuing
  operations:
  Cost of services
   sold               585,677   457,133    1,124,215       879,957
  Cost of products
   sold                97,580    95,066      184,659       174,601
  Selling, general
   and administrative
   expenses           127,313   115,053      255,068       227,303
  Research and
   development
   expenses               734       694        1,727         1,251
  Other (income)
   expenses            (1,003)    1,658       (1,916)        3,507
 --------------------------------------------------------------------
   Total costs and
    expenses          810,301   669,604    1,563,753     1,286,619
 --------------------------------------------------------------------

   Operating income
    from continuing
    operations        135,848    96,418      222,422       161,468

 Equity in income
  of unconsolidated
  entities, net           285       102          413           163
 Interest income        1,173       888        2,212         1,749
 Interest expense     (20,540)  (14,618)     (39,116)      (28,709)
 --------------------------------------------------------------------

   Income from
    continuing
    operations
    before income
    taxes and
    minority
    interest          116,766    82,790      185,931       134,671

 Income tax expense   (37,388)  (27,542)     (58,989)      (44,527)
 --------------------------------------------------------------------

   Income from
    continuing
    operations
    before minority
    interest           79,378    55,248      126,942        90,144

 Minority interest
  in net income        (2,335)   (2,089)      (4,459)       (4,360)
 --------------------------------------------------------------------

 Income from
  continuing
  operations           77,043    53,159      122,483        85,784
 --------------------------------------------------------------------
 Discontinued
  operations:
  Income from
   operations of
   discontinued
   business             8,959       969       14,378         3,286
  Disposal costs of
   discontinued
   business              (580)       --       (2,878)           --
  Income tax expense   (2,353)     (254)      (3,260)         (944)
 --------------------------------------------------------------------
 Income from
  discontinued
  operations            6,026       715        8,240         2,342
 --------------------------------------------------------------------
   Net Income        $ 83,069  $ 53,873(b) $ 130,723     $  88,126
 ====================================================================

 Average shares of
  common stock
  outstanding          84,145    83,922       84,097        83,784

 Basic earnings per
  common share:
  Continuing
   operations        $   0.92  $   0.63   $     1.46     $    1.02
  Discontinued
   operations            0.07      0.01         0.10          0.03
 --------------------------------------------------------------------
 Basic earnings per
  common share       $   0.99  $   0.64   $     1.55(b)  $    1.05
 ====================================================================

 Diluted average
  shares of common
  stock outstanding    84,702    84,444       84,641        84,338

 Diluted earnings
  per common share:
  Continuing
   operations        $   0.91  $   0.63   $     1.45     $    1.02
  Discontinued
   operations            0.07      0.01         0.10          0.03
 --------------------------------------------------------------------
 Diluted earnings
  per common share   $   0.98  $   0.64   $     1.54(b)  $    1.04(b)
 ====================================================================

 (a) Reclassified for comparative purposes.
 (b) Does not total due to rounding.

 HARSCO CORPORATION
 CONSOLIDATED BALANCE SHEETS (Unaudited)
                                              June 30     December 31
 (In thousands)                                 2007          2006
 ---------------------------------------------------------------------
 ASSETS

 Current assets:
  Cash and cash equivalents                $    95,927    $   101,260
  Accounts receivable, net                     812,557        753,168
  Inventories                                  240,749        285,229
  Other current assets                          76,925         88,398
  Assets held-for-sale                         290,291          3,567
 ---------------------------------------------------------------------
   Total current assets                      1,516,449      1,231,622
 ---------------------------------------------------------------------
 Property, plant and equipment, net          1,391,033      1,322,467
 Goodwill, net                                 697,560        612,480
 Intangible assets, net                        190,102         88,164
 Other assets                                   97,762         71,690
 ---------------------------------------------------------------------
   Total assets                            $ 3,892,906    $ 3,326,423
 =====================================================================

 LIABILITIES
 Current liabilities:
  Short-term borrowings                    $   412,327    $   185,074
  Current maturities of long-term debt           3,797         13,130
  Accounts payable                             288,847        287,006
  Accrued compensation                          85,376         95,028
  Income taxes payable                          45,700         61,967
  Dividends payable                             16,084         15,983
  Insurance liabilities                         43,051         40,810
  Other current liabilities                    243,740        211,777
  Liabilities associated with assets
   held-for-sale                                57,618             --
 ---------------------------------------------------------------------
   Total current liabilities                 1,196,540        910,775
 ---------------------------------------------------------------------
 Long-term debt                                903,690        864,817
 Deferred income taxes                         153,725        103,592
 Insurance liabilities                          64,156         62,542
 Retirement plan liabilities                   176,356        189,457
 Other liabilities                             101,053         48,876
 ---------------------------------------------------------------------
   Total liabilities                         2,595,520      2,180,059
 ---------------------------------------------------------------------

 STOCKHOLDERS' EQUITY
 Common stock                                  138,316         85,614
 Additional paid-in capital                    119,558        166,494
 Accumulated other comprehensive loss         (124,441)      (169,334)
 Retained earnings                           1,767,122      1,666,761
 Treasury stock                               (603,169)      (603,171)
 ---------------------------------------------------------------------
   Total stockholders' equity                1,297,386      1,146,364
 ---------------------------------------------------------------------
   Total liabilities and stockholders'
    equity                                 $ 3,892,906    $ 3,326,423
 =====================================================================

 HARSCO CORPORATION
 CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

                            Three Months Ended     Six Months Ended
                                 June 30                June 30
 (In thousands)              2007       2006        2007       2006
 ---------------------------------------------------------------------

 Cash flows from operating
  activities:
  Net income              $ 83,069    $ 53,873   $ 130,723  $  88,126
  Adjustments to reconcile
   net income to net cash
   provided (used) by
   operating activities:
   Depreciation             67,778      60,973     132,787    119,388
   Amortization              7,690       1,921      12,959      3,757
   Equity in income of
    unconsolidated
    entities, net             (285)       (102)       (414)      (163)
   Dividends or
    distributions from
    unconsolidated
    entities                   176          --         176         --
   Other, net                  (61)      3,386        (821)     5,722
   Changes in assets and
    liabilities, net of
    acquisitions and
    dispositions of
    businesses:
    Accounts receivable    (49,633)    (42,821)    (93,118)   (15,358)
    Inventories            (24,154)     13,660     (54,224)   (13,950)
    Accounts payable        25,157         678      11,215     (9,572)
    Accrued interest
     payable                 9,437       8,389      15,057     13,098
    Accrued compensation    14,525       7,247      (8,323)    (7,296)
    Other assets and
     liabilities            21,210       7,263      50,579        556
 --------------------------------------------------------------------

   Net cash provided by
    operating activities   154,909     114,467     196,596    184,308
 --------------------------------------------------------------------

 Cash flows from investing
  activities:
  Purchases of property,
   plant and equipment    (117,839)    (99,866)   (201,202)  (166,807)
  Net use of cash
   associated with the
   purchases of businesses (14,987)     (3,199)   (227,323)      (935)
  Proceeds from sale of
   assets                    6,261       4,564      10,773      5,889
  Other investing
   activities               (1,453)        118      (1,845)       118
 --------------------------------------------------------------------

   Net cash used by
    investing activities  (128,018)    (98,383)   (419,597)  (161,735)
 --------------------------------------------------------------------

 Cash flows from financing
  activities:
   Short-term borrowings,
    net                    (27,961)    (51,863)    220,926    (41,511)
   Current maturities and
    long-term debt:
    Additions              171,692     146,340     466,480    206,181
    Reductions            (167,644)   (114,237)   (446,171)  (206,722)
   Cash dividends paid on
    common stock           (14,921)    (13,624)    (29,837)   (27,204)
   Common stock
    issued-options           3,358       4,269       3,899     10,614
   Other financing
    activities              (1,898)     (1,203)     (3,448)    (3,469)
 --------------------------------------------------------------------

   Net cash provided
   (used) by financing
   activities              (37,374)    (30,318)    211,849    (62,111)
 --------------------------------------------------------------------

 Effect of exchange rate
  changes on cash            4,379       3,652       5,819      6,879
 --------------------------------------------------------------------

 Net decrease in cash and
  cash equivalents          (6,104)    (10,582)     (5,333)   (32,659)

 Cash and cash equivalents
  at beginning of period   102,031      98,852     101,260    120,929
 --------------------------------------------------------------------

 Cash and cash equivalents
  at end of period        $ 95,927    $ 88,270   $  95,927  $  88,270
 ====================================================================

 HARSCO CORPORATION
 REVIEW OF OPERATIONS BY SEGMENT (Unaudited)
 (In thousands)

                           Three Months Ended     Three Months Ended
                             June 30, 2007          June 30, 2006

                                    Operating              Operating
                           Sales   Income (loss)  Sales  Income (loss)
 ---------------------------------------------------------------------
 Access Services
  Segment               $  360,921   $ 49,305   $  269,660   $ 36,652

 Mill Services Segment     380,824     36,670      344,295     38,529

 Minerals & Rail
  Technologies,
  Services and Products
  ("all other") Category   204,404     50,539      152,067     22,001

 General Corporate              --       (666)          --       (764)
 ---------------------------------------------------------------------

 Consolidated Totals    $  946,149   $135,848   $  766,022   $ 96,418
 =====================================================================

                            Six Months Ended      Six Months Ended
                             June 30, 2007         June 30, 2006

                                    Operating             Operating
                           Sales   Income (loss)  Sales  Income (loss)
 ---------------------------------------------------------------------
 Access Services
  Segment               $  677,130   $ 84,346   $  495,454   $ 53,435

 Mill Services Segment     741,594     68,978      670,530     72,109

 Minerals & Rail
  Technologies,
  Services and Products
  ("all other") Category   367,451     69,918      282,103     37,439

 General Corporate              --       (820)          --     (1,515)
 ---------------------------------------------------------------------

 Consolidated Totals    $1,786,175   $222,422   $1,448,087   $161,468
 =====================================================================

CONTACT:  Harsco Corporation
          Media Contact
          Kenneth D. Julian
            717.730.3683
            kjulian@harsco.com
          Investor Contact
          Eugene M. Truett
            717.975.5677
            etruett@harsco.com